                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                               Pharmacopeia, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    71713B104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ / Rule 13d-1(b)
/x/ Rule 13d-1(c)
/ / Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liablities of that section of the Act but shall be subject to all other provisions of the Act (howver, see the Notes).

CUSIP No.     71713B104            13G


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     D.E. Shaw Investment Group, L.P.
     13-3544420
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       -0-
    OWNED BY
                  ______________________________________________________________
     EACH         7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
    PERSON        8    SHARED DISPOSITIVE POWER
                       -0-
     WITH
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     71713B104            13G


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     David E. Shaw
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       -0-
    OWNED BY
                  ______________________________________________________________
     EACH         7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
    PERSON        8    SHARED DISPOSITIVE POWER
                       -0-
     WITH
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

________________________________________________________________________________
Item 1.     (a)   Name of Issuer:

                  Pharmacopeia, Inc. (the "Company")

            (b)   Address of Issuer's Principal Executive Offices:

                  Princeton Forrestal Center
                  101 College Road East
                  Princeton, NJ
                  08540
________________________________________________________________________________
Item 2.     (a)   Name of Person Filing:

                  D. E. Shaw Investment Group, L.P. ("InvGroup LP") David E. Shaw ("David Shaw")

            (b)   Address of Principal Business Office:

                  120 West 45th Street
                  39th Floor, Tower 45
                  New York, NY
                  10036

            (c)   Citizenship:

                  InvGroup LP is a limited partnership organized under the laws of the State of Delaware.
                  David Shaw is a citizen of the United States

            (d)   Title of Class of Securities:

                  Common Stock

            (e)   CUSIP Number:

                  71713B104
________________________________________________________________________________
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ] Broker or Dealer  registered under Section  15 of  the
                      Act

            (b)   [ ] Bank as defined in section 3(a)(6) of the Act

            (c)   [ ] Insurance Company as defined in section 3(a)(19) of
                      the Act

            (d)   [ ] Investment Company registered under section 8 of the
                      Investment Company Act

            (e)   [ ] Investment Adviser registered under section 203 of
                      the Investment Advisers Act of 1940

            (f)   [ ] Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ] Parent Holding Company, in accordance with Section
                      240.13d-1(b)(1)(ii)(G)

            (h)   [ ] Group, in accordance with Section 240.13d- 1(b)(1)(ii)(H)

            (i)   [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(C), check the box.
                                                                             /x/

________________________________________________________________________________
Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  InvGroup LP:      -0-
                  David Shaw:       -0-

            (b)   Percent of Class:

                  InvGroup LP:      -0-
                  David Shaw:       -0- (based on 19,120,604 shares outstanding)

            (c)   Number of Shares as to which such person has:

                  (i)  Sole power to vote or direct the vote

                  InvGroup LP:      -0-
                  David Shaw:       -0-

                  (ii) Shared power to vote or direct the vote

                  InvGroup LP:      -0-
                  David Shaw:       -0-
________________________________________________________________________________
Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable
________________________________________________________________________________
Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            No person other than each respective owner and general partner referred to herein is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, the Shares.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable
________________________________________________________________________________
Item 8.     Identification and Classification of Members of the Group.

            Not applicable
________________________________________________________________________________
Item 9.     Notice of Dissolution of Group.

            Not applicable
________________________________________________________________________________
Item 10.    Certification.

            By signing below D.E. Shaw Investment Group, L.P. and David E. Shaw certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 15, 2000

                           D.E. SHAW INVESTMENT GROUP, L.P.

                           By: D.E. SHAW & CO., L.P.
                               General Partner

                           By: /s/ Stuart Steckler
                               -------------------
                               Stuart Steckler

                           Stu Steckler/
                           Managing Director
                           (Name/Title)


                           DAVID E. SHAW

                           /s/ David E. Shaw
                           -----------------
                           David E. Shaw

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. A power of attorney, dated January 4, 1997, granted by David Shaw in favor of Stuart Steckler, is attached hereto.


                           February 15, 2000


                           D.E. SHAW INVESTMENT GROUP, L.P.
                           By: D.E. Shaw & Co., L.P. as
                           General Partner

                           By:  /s/ Stuart Steckler
                                -------------------
                                Stuart Steckler
                                Managing Director



                           David E. Shaw

                           By:  /s/ Stuart Steckler
                                -------------------
                                Stuart Steckler
                                Attorney-in-Fact for David E. Shaw

                              POWER OF ATTORNEY

                             FOR CERTAIN FILINGS

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, DAVID E. SHAW, hereby make, constitute and appoint each of:

     Lou Salkind,

     Stu Steckler,

     Anne Dinning and

     Danny Fishbane,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name, my individual capacity and/or my capacity as President of D.E. Shaw & Co., Inc. (acting for itself or as the general partner of D.E. Shaw & Co., L.P.) all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof.

IN WITHNESS WHEREOF, I have executed this instrument as of the date set forth below.

Date:  January 14, 1997
------------------------------------

/s/ David E. Shaw
------------------------------------
David E. Shaw
New York, New York